Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2010 SECOND QUARTER REPORT

Dear Fellow Stockholder:

We began 2010 with the primary initiatives of completing the refinancing of our debt maturing this year; executing new leases and renewals to achieve 90% occupancy by year end; re-allocating cash flow from operations towards an increase in stockholder distributions; and positioning the company to be an accretive asset acquirer through future joint ventures.  We are pleased to announce that during the first half of the year, we have made solid progress on all of these initiatives.  2010 year-to-date highlights include:

•                  Completed refinancing and in the process of addressing 81% of our 2010 debt maturities; $288 million remains, maturing primarily in the latter part of the fourth quarter, of which $71 million has an extension option;

•                  Executed leases for more than 1.9 million square feet in the first half of 2010;

•                  Generated $94 million of operating cash flows in the first half of 2010;

•                  Declared distributions of $.04375 per share in the first quarter and $0.04625 per share in the second quarter, the second and third consecutive increases;

•                  Entered into definitive agreements to form an initial $123 million joint venture with RioCan, a REIT based in Canada; and

•                  Sold five non-core assets for $80 million, resulting in extinguishment of $61 million of debt and net proceeds of $18 million.

The Inland Western management team will be hosting the Second Quarter 2010 Update Presentation on September 16, 2010 at 2:00 pm CT.  To register for the webcast, please visit the Investor Relations portion of our website at www.inlandwestern.com. If you are unable to join us for the webcast, a replay will be available immediately following the webcast until October 15, 2010 in the Investor Relations section of our website at www.inlandwestern.com.  If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.  Thank you for your continued support of Inland Western.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.